Endeavor Power Corporation 10-K

Exhibit 23.1

Stan Jeong-Ha Lee, CPA

2160 North Central Rd. Suite 209 Fort Lee NJ 07024

P.O. Box 436402 San Diego CA 92143-6402

619-623-7799 Fax 619-564-3408 E-mail: stan2u@gmail.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Stan Jeong-Ha Lee, Certified Public Accountant, consents to the inclusion of our report of October 31, 2012, on the audited financial statements of Endeavor Power Corp. as of December 31, 2011 and for the year then ended , in Form 10-K that is necessary now or in the near future with the U.S. Securities and Exchange Commission.

/s/ Stan J.H. Lee, CPA

STAN J.H. Lee, CPA

Fort Lee, NJ, USA

October 31, 2012